Exhibit 99.1

NEWS

Contacts:

Joshua A. Grass Manager, Investor Relations BioMarin Pharmaceutical Inc. (415) 884-6777	Francesca DeVellis Vice President Feinstein Kean Healthcare (617) 761-6703

For Immediate Release:

BioMarin Announces Second Quarter 2003 Financial Results

Conference Call and Webcast to be Held Today at 12:00 PM ET (18:00 CET)

Novato, CA, August 5, 2003 – BioMarin Pharmaceutical Inc. (Nasdaq and SWX: BMRN) today announced financial results for its second quarter ended June 30, 2003. The net loss was $9.1 million ($0.14 per share) for the second quarter of 2003 compared to $14.4 million ($0.27 per share) for the second quarter of 2002. The net loss was $28.8 million ($0.48 per share) for the six months ended June 30, 2003 compared to $41.0 million ($0.77 per share) for the six months ended June 30, 2002.

BioMarin had $266.4 million in cash, cash equivalents and short-term investments as of June 30, 2003.

The net loss in the second quarter of 2003 was primarily due to the clinical, regulatory, and launch activities associated with the company’s first approved product, Aldurazyme® (laronidase), for mucopolysaccharidosis I (MPS I). Ongoing Phase 3 clinical development of both Aryplase™ (arylsulfatase B) for mucopolysaccharidosis VI (MPS VI), and Neutralase™ (heparinase I) for heparin reversal in coronary artery bypass graft surgery also contributed to the net loss in the second quarter of 2003.

The $12.1 million in revenue for the second quarter represents the one-time milestone payment received from the company’s joint venture partner, Genzyme Corporation (Nasdaq: GENZ), for approval of Aldurazyme by the U.S. Food and Drug Administration (FDA) on April 30, 2003.

Sales of Aldurazyme by BioMarin/Genzyme LLC were $1.1 million for the second quarter and $1.5 million for the six months ended June 30, 2003 and are included in BioMarin’s 50 percent share of the loss from BioMarin/Genzyme LLC of $5.4 million for the second quarter and $12.1 million for the six months ended June 30, 2003.

Recent Achievements

Fredric D. Price, BioMarin’s Chairman and Chief Executive Officer, commented, “The approval and launch of our first product marks the beginning of a new phase in our evolution as a company. We now have the resources, including the people, the technology, and the expertise necessary to build a successful and profitable biotechnology enterprise. In addition to supporting the commercialization of Aldurazyme, we are focusing our product development resources on advancing our two Phase 3 clinical products closer to commercialization and our preclinical products into clinical development. I am pleased to highlight the following recent achievements:”

•	On July 17, 2003, BioMarin initiated enrollment of patients in its Phase 3 trial of Aryplase for the treatment of MPS VI. BioMarin anticipates that it will complete the double-blind portion of the study in the second quarter of 2004.

•	On June 17, 2003, BioMarin completed a private placement of $125 million of convertible subordinated notes due 2008. The notes bear interest at a rate of 3.5 percent per annum and are convertible at the option of the holder into BioMarin common stock at a conversion price of approximately $14.01 per share, subject to adjustment in certain circumstances.

•	On June 11, 2003, BioMarin and Genzyme announced that the European Commission granted marketing authorization for Aldurazyme, the first specific treatment approved in the European Union for patients with MPS I. Aldurazyme was approved in the 15 countries of the European Union for long-term enzyme replacement therapy in patients with a confirmed diagnosis of MPS I to treat the non-neurological manifestations of the disease. Applications to market Aldurazyme are also pending in Israel, Canada, New Zealand and Australia. The companies expect a regulatory response in these countries in late 2003 or early 2004.

•	On April 30, 2003, BioMarin and Genzyme announced that the FDA granted marketing approval for Aldurazyme in the United States, the first specific treatment approved for patients with MPS I. Aldurazyme is indicated in the U.S. for patients with the Hurler and Hurler-Scheie forms of MPS I, and for Scheie patients with moderate to severe symptoms. The risks and benefits of treating mildly affected patients with the Scheie form have not been established. Aldurazyme has not been evaluated for effects on the central nervous system manifestations of the disorder.

Other Announcements:

•

BioMarin appointed John Urquhart, M.D., F.R.C.P.E. to the company’s Board of Directors, filling a vacancy. Already a member of BioMarin’s Science Advisory Board, Dr. Urquhart is Professor of Biopharmaceutical Sciences at the University of California, San Francisco and was Chief Scientist, President of ALZA Research, and Senior Vice President of ALZA Corporation. Prior to joining ALZA, he was Professor of Physiology at the University of Pittsburgh School of Medicine and Professor of Biomedical Engineering at the University of Southern California. He is a co-founder of APREX Corp. and AARDEX Ltd., the two leading producers, now merged, of electronic patient compliance monitoring products. Since 1986 he has also been Extraordinary Professor of Pharmacoepidemiology at Maastricht University in the Netherlands. Dr. Urquhart has co-authored three books, over 150 scientific papers, and is named as inventor on over 40 U.S. Patents. He has an M.D. from Harvard and a B.A. from Rice, both with Honors.

•	BioMarin signed a lease for an additional 70,000 square feet of office space in two buildings located near its current headquarters in Novato, California. In mid-2004, when improvements to this space are expected to be completed, the company plans to consolidate headquarters and related activities into this corporate campus.

•	BioMarin will present an overview of its business and product development programs at the following healthcare and biotechnology investment conferences in the next several months:

•	The BioCentury 10th Anniversary NewsMakers in the Biotech Industry Conference, September 4, 2003, Millennium Broadway Hotel, New York City, NY

•	The Bear Stearns 16th Annual Healthcare Conference, September 8-9, 2003, The Plaza Hotel, New York City, NY

•	The UBS Global Life Sciences Conference, September 22-25, 2003, The Plaza Hotel, New York City, NY

•	The Rodman & Renshaw Healthcare Conference, October 21-23, 2003, Boston Marriott Long Wharf Hotel, Boston, MA

•	The CIBC World Markets 14th Annual Healthcare Conference, November 10-12, 2003, The Plaza Hotel, New York City, NY

•	BioMarin will present data on select preclinical programs and from ongoing studies of Aryplase, also known as rhASB, for the treatment of patients with MPS VI at the following medical genetics conferences this fall:

The 9th International Congress of Inborn Errors of Metabolism (ICIEM), September 2-6, 2003, Brisbane, Australia:

•	Effective Reduction of Lysosomal Storage in Brain and Meninges Following Intrathecal Administration of Iduronidase in Canine MPS I

•	Reduction in the Immune Response to Therapeutic Enzyme Replacement Therapy in a Canine Model of a Lysosomal Storage Disorder

•	A Method to Reduce the Immune Response to Enzyme Replacement Therapy: Studies of Criteria for Success

The American Society of Human Genetics (ASHG) 53rd Annual Meeting, November 4-8, 2003, Los Angeles, CA:

•	A Phase 1 Randomized, Double-Blind, Two Dose Group Study of Recombinant Human n-acetylgalactosamine-4-sulfatase (rhASB) Enzyme Replacement Therapy in Patients with Mucopolysaccharidosis VI (Maroteaux-Lamy Syndrome): 96 Week Progress Report

•	A Phase 2 Open-Label Clinical Study of Efficacy and Safety of Recombinant Human n-acetylgalactosamine-4-sulfatase (rhASB) Enzyme

Replacement Therapy in Patients with Mucopolysaccharidosis VI (Maroteaux-Lamy Syndrome)

BioMarin will host a conference call and webcast to discuss second quarter financial results today at 12:00 PM ET (18:00 CET). This event can be accessed on the BioMarin website at: http://investor.biomarinpharm.com.

Date: August 5, 2003

Time: 12:00 PM ET (18:00 CET)

U.S. & Canada Toll-free Dial in #: 1-800-915-4836

International Dial in #: 1-973-317-5319

Replay Toll-free Dial in #: 1-800-428-6051

Replay International Dial in #: 973-709-2089

Replay Code #: 300446

BioMarin develops and commercializes therapeutic enzyme products to treat serious, life-threatening diseases and other conditions.

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: results of clinical trials of Aryplase, expected timing, progress, enrollment and conduct of current and future trials of Aryplase; expectations about commercial development of, and actions of regulatory authorities with respect to Aldurazyme; and expectations regarding the development of additional facilities. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: the final analysis of results of past clinical trials; results and timing of current and future clinical trials; enrollment rates of current and future clinical trials; the content and timing of decisions by regulatory authorities, including decisions related to Aldurazyme and Aryplase; the actions of BioMarin’s joint venture partner Genzyme in commercializing Aldurazyme and the success of those actions; our continued ability to manufacture Aldurazyme to meet commercial demand and to manufacture Aryplase for clinical trials; the potential difficulties and delays in the build-out of additional facilities; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Factors That May Affect Future Results” in BioMarin’s 2002 Annual Report on Form 10-K and the factors contained in BioMarin’s reports on Forms 10-Q and 8-K. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin’s press releases and other company information are available online at http://www.biomarinpharm.com. Information on BioMarin’s website is not incorporated by reference into this press release.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC. All rights reserved.

BioMarin Pharmaceutical Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31, 2002	June 30, 2003
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$33,638	$221,772
Short-term investments	40,340	44,588
Investment in and advances to BioMarin/Genzyme LLC	4,955	6,494
Other current assets	2,139	2,198

Total current assets	81,072	275,052

Property and equipment, net	28,206	24,900
Other assets	1,338	6,433

Total assets	$110,616	$306,385

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$3,930	$12,123
Other current liabilities	2,917	3,128

Total current liabilities	6,847	15,251

Convertible debt	—	125,000
Other long-term liabilities	5,226	3,697

Total liabilities	12,073	143,948

Stockholders’ equity:
Common stock, $0.001 par value: 150,000,000 shares authorized, 53,782,426 and 63,754,999 shares issued and outstanding December 31, 2002 and June 30, 2003, respectively	54	64
Additional paid-in capital	319,038	411,605
Warrants	5,219	5,219
Deferred compensation	(47)	—
Notes receivable from stockholders	(468)	(332)
Accumulated other comprehensive income	327	241
Accumulated deficit	(225,580)	(254,360)

Total stockholders’ equity	98,543	162,437

Total liabilities and stockholders’ equity	$110,616	$306,385

BioMarin Pharmaceutical Inc. and Subsidiaries

Consolidated Statements of Operations

For the Three Months Ended June 30, 2002 and 2003

(In thousands, except per share data, unaudited)

	Three Months Ended June 30,
	2002	2003
Milestone revenue	$—	$12,100

Operating expenses:
Research and development	6,615	11,731
General and administrative	2,937	4,460
Equity in the loss of BioMarin/Genzyme LLC	5,884	5,386

Total operating expenses	15,436	21,577

Loss from operations	(15,436)	(9,477)

Interest income	1,024	593
Interest expense	(161)	(213)

Net loss from continuing operations	(14,573)	(9,097)
Income from discontinued operations	172	—
Loss on disposal of discontinued operations	(10)	—

Net loss	$(14,411)	$(9,097)

Net loss per share, basic and diluted:
Net loss from continuing operations	$(0.27)	$(0.14)
Income from discontinued operations	—	—
Loss on disposal of discontinued operations	—	—

Net loss	$(0.27)	$(0.14)

Weighted average common shares outstanding	53,407	63,494

BioMarin Pharmaceutical Inc. and Subsidiaries

Consolidated Statements of Operations

For the Six Months Ended June 30, 2002 and 2003

(In thousands, except per share data, unaudited)

	Six Months Ended June 30,
	2002	2003
Milestone revenue	$—	$12,100

Operating expenses:
Research and development	12,368	22,722
General and administrative	6,745	7,259
In-process research and development	11,223	—
Equity in the loss of BioMarin/Genzyme LLC	11,973	12,139

Total operating expenses	42,309	42,120

Loss from operations	(42,309)	(30,020)

Interest income	1,404	1,006
Interest expense	(252)	(343)

Net loss from continuing operations	(41,157)	(29,357)
Income from discontinued operations	294	—
Gain (loss) on disposal of discontinued operations	(151)	577

Net loss	$(41,014)	$(28,780)

Net loss per share, basic and diluted:
Net loss from continuing operations	$(0.78)	$(0.49)
Income from discontinued operations	0.01	—
Gain (loss) on disposal of discontinued operations	—	0.01

Net loss	$(0.77)	$(0.48)

Weighted average common shares outstanding	52,973	60,247